Exhibit 23.1

We consent to the inclusion in the Post Effective Amendment to Form S-1 of Amhearst Glen, Inc. of our report dated May 20, 2011, with respect to the balance sheet as of June 30, 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on September 29, 2009 to June 30, 2010 to be included in this Post Effective Amendment to Form S-1.

/s/ Sam Kan & Company
Firm’s Manual Signature
Alameda, CA
City, State
March 12, 2012
Date